Exhibit (a)(3)
Election Form

ELECTION FORM

Instructions: This Election Form relates to the option exchange program described in the Cree, Inc. Offer to Exchange dated March 17, 2003 (the “Offer to Exchange”) and the offer contained in the Offer to Exchange (the “Offer”). To elect to participate in the Offer and tender your eligible option(s) for exchange, you must properly complete, sign and deliver this Election Form, either by hand delivery to one of the individuals at the addresses listed below or by fax to (919) 313-5314 (e-mail is not sufficient), by not later than the expiration of the Offer. The Offer expires at 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on April 11, 2003, unless we extend it. This Election Form will not be effective unless it is properly completed, signed and delivered as specified above. The delivery of this Election Form is at your risk, so you should take appropriate steps to ensure it is timely delivered. To properly complete this form you must (1) sign it on the employee signature line below using your full name, (2) write the date where indicated beside your signature, and (3) print or type your full name below your signature. While not required, you should also note the time you signed this form where indicated beside your signature. If we receive one or more Election Forms and one or more Withdrawal Forms signed by you, we will give effect to the form bearing the latest date and time, if shown, and otherwise to the form bearing the latest date or, if two forms bear the same date but no time is shown, then to the form we received last.

Representatives Authorized to Receive Election Forms:

Durham, NC Site (Bldg. 1): Laura Munden Cree, Inc.—Human Resources 4600 Silicon Drive, Bldg. 1 Durham, NC 27703	Durham, NC Site (Bldg. 10): Tamara Cappelson Cree. Inc.—Stock Plan Administration 4600 Silicon Drive, Bldg. 10 Durham, NC 27703

Sunnyvale, CA Site Naheed Moon-Sears Cree Microwave, Inc.—Human Resources 160 Gibraltar Court, Sunnyvale, CA 94089	Goleta, CA Site Susan LeRoy Cree Lighting Company—Administration 340 Storke Road, Goleta, CA 93117

ELECTION TO PARTICIPATE: By signing below, I acknowledge that I have received the Offer to Exchange and I ELECT TO PARTICIPATE IN THE OFFER and to tender my eligible option(s) for exchange pursuant to and subject to the terms and conditions of the Offer. I understand that: (a) this election is voluntary; (b) by making this election I agree that Cree may cancel, in accordance with the Offer, my eligible option(s) having exercise prices greater than $30 per share and my eligible option(s) (if any) granted on or after September 16, 2002; (c) my new option(s) will be for a number of shares and will have the exercise price, vesting schedule and other terms described in the Offer to Exchange; (d) my new option(s) will not be granted until the first business day six months and one day after my existing options are canceled; (e) unless I remain employed by Cree or one of its subsidiaries until the new option grant date, I will not receive the new option(s) nor any other compensation for my canceled options; (f) I will not be eligible for any other option grant from Cree until the new option grant date; and (g) this election becomes irrevocable if not validly withdrawn prior to expiration of the Offer.

Date	Signature of Employee

Time (Eastern Time assumed unless otherwise noted	Employee Name (please print)

Acknowledgement of Receipt:

Date and Time	Authorized Representative for Receipt Named Above

WHITE COPY – COMPANY                                        YELLOW COPY – EMPLOYEE